Exhibit 99.1

Iomai to Raise $10 Million in Private Placement

— Company Plans to Use Funds to Continue Clinical Development of Novel, Patch- Based Vaccines and Immunostimulants —

GAITHERSBURG, Md., Oct 23, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Iomai Corporation (Nasdaq: IOMI) announced today that it has entered into agreements to privately place newly issued shares of common stock to Essex Woodlands Health Ventures and New Enterprise Associates (NEA) in a transaction expected to result in approximately $10 million of gross proceeds.

“The funding from Essex and NEA gives us additional resources with which to continue our clinical programs designed to show the clinical benefits of the Iomai vaccine patch,” said Stanley C. Erck, President and Chief Executive Officer of Iomai. “We are developing our novel, patch-based vaccines and immunostimulants in influenza, pandemic influenza and traveler’s diarrhea.”

Iomai has not registered these securities with the U.S. Securities and Exchange Commission, but Iomai will be obligated to file a resale registration relating to the common stock issued in the transaction.

ABOUT IOMAI CORPORATION

Iomai Corporation discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin (Langerhans cells) to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, enable new vaccines that are viable only through transcutaneous administration and expand the global vaccine market. Iomai currently has four product candidates in development: three targeting influenza and pandemic flu and one to prevent E. coli-related travelers’ diarrhea. For more information on Iomai, please visit www.iomai.com .

Some matters discussed in this press release constitute “forward-looking statements” that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such forward-looking statements include statements about completion of the private placement and plans for using the proceeds. The closing of the private placement is subject to customary conditions; if such conditions are not satisfied or waived the offering will not close.

SOURCE Iomai Corporation

Stanley C. Erck, Chief Executive Officer & President of Iomai Corporation, +1-301-556-4478, or investors@iomai.com ; or Brian Reid of WeissComm Partners, Inc., +1-703-402-3626, or breid@weisscommpartners.com , for Iomai Corporation

http://www.iomai.com